Exhibit 16.1

May 19, 2022

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 16, 2022, to be filed by our former client, ACM Research, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO China Shu Lun Pan Certified Public Accountants LLP